Exhibit 10.1
TALEO CORPORATION
KATY MURRAY EMPLOYMENT AGREEMENT
     This Agreement is entered into as of August 4, 2006 by and between Taleo Corporation, a Delaware corporation, (the “Company”) and Katy Murray (“Executive”).
     1. Duties and Scope of Employment.
          (a) Positions and Duties. As of September 18, 2006 (“Employment Start Date”), Executive will serve as Executive Vice President and Chief Financial Officer. Executive will assume and discharge such responsibilities as are commensurate with such position, including without limitation, accounting and finance, investor relations, financial statement preparations and related SEC filings, treasury and budgetary functions and related responsibilities and duties, and, in addition, as the Chief Executive Officer may direct from time to time consistent therewith. During Executive’s employment with Company, Executive shall devote Executive’s full business time, efforts, skill and attention to Executive’s duties and responsibilities and shall perform faithfully, diligently and competently. In addition, Executive shall comply with and be bound by the operating policies, procedures and practices of Company provided to Executive, as the same are in effect from time to time during Executive’s employment. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
          (b) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration (including membership on a board of directors) without the prior approval of the Chief Executive Officer; provided, however, that Executive may, without the approval of the Chief Executive Officer, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company. Executive will report solely and directly to the Chief Executive Officer and/or the Board of Directors and, to the extent required by law, regulation or principles of proper corporate governance, the audit or similar committee of the Board of Directors of the Company (the “Board”).
     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that Executive holds with the Company immediately following the termination of Executive’s employment if Company so requests.
     3. Compensation.
          (a) Base Salary. As of the Employment Start Date, the Company will pay Executive an annual salary of $275,000 USD as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive’s salary will be subject to annual review for increase only (other than as set forth in Section 7(g)(ii)), and such adjustments will be made based upon the Company’s standard practices or the discretion of the Company’s Board of Directors.
          (b) Bonus. Executive’s annual target for the aggregate amount of annual and quarterly bonuses will be $150,000 USD (“Target Bonus”). Allocation, eligibility and payment of Target Bonus will be based upon achievement of quarterly and yearly performance goals established in good faith and approved by the Chief Executive Officer and set forth in an annually and/or quarterly revised Target Bonus Schedule, the first of which is attached hereto as Schedule A. Executive will have the opportunity to discuss the nature of such performance goals with the Chief Executive Officer prior to such performance goals being approved by the Chief Executive Officer. In addition to the Target Bonus outlined above, separate bonuses for the periods ending September 30, 2006 and December 31, 2006 in amounts not less than $37,500 will be paid to Executive.
          (c) Equity Compensation. Within 15 days of the commencement of Executive’s employment, Executive will be granted the following equity rights:
               (i) An option to purchase 125,000 shares of Company common stock for a per-share exercise price equal to the fair market value of a share of Company common stock on the date of grant (the “Stock Option”). The Stock Option will vest over a 4-year period, with 25% of the shares vesting on the first anniversary of the Employment Start Date, and 1/48th of the total shares vesting monthly thereafter, so that all shares will be fully vested four years from the Employment Start Date, subject to Executive continuing to provide services (as defined in the Company’s 2004 Stock Plan) to the Company on each vesting date;
               (ii) 20,000 restricted shares of Company common stock (the “Restricted Stock”). The Company’s right of repurchase with respect to Restricted Stock shall lapse as to 1/16 of the Restricted Stock at the end of each full calendar quarter after the start date of Executive’s employment, subject to Executive continuing to provide services (as defined in the Company’s 2004 Stock Plan) to the Company on each lapse date.
               (iii) Subject to the preceding provisions of this Section 3(c), the Stock Options and Restricted Stock will be subject to the terms, definitions and provisions of the Company’s 2004 Stock Plan and the stock option and restricted stock agreements by and between the Executive and the Company, all of which documents are incorporated herein by reference
     4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. Executive will be entitled to 4 weeks of paid annual vacation.
     5. Expenses. The Company will reimburse Executive for reasonable travel and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     6. Relocation Reimbursement. Executive will be eligible to receive reasonable reimbursement for relocation expenses from New York City, NY to the Dublin/Pleasanton, California areas in accordance with the Taleo relocation policies, not to exceed $30,000. Taleo will also procure temporary housing for up to 3 months in the Dublin/Pleasanton area. Should Executive resign without Good Reason (as defined below) or be terminated for Cause (as defined below) within one year of Executive’s hire date, Executive hereby agrees to repay a pro-rated portion of all relocation expense reimbursement payments (excluding temporary housing) made by Company to Executive as follows: for each full month not employed during the twelve months period from Executive’s hire date, Executive must repay Taleo 1/12 of all relocation reimbursement payments made to Executive or on behalf of Executive.

     7. Termination and Severance.
          (a) If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executives termination date (at an assumed 100% on-target achievement of goal), less any applicable state and federal required withholding amounts and other lawful deductions, (2) pay Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 6 months from the date of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions, and (3) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 6 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
          (b) If Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within one year following a Change in Control (as defined below), then Company or the successor corporation will (1) pay prorated bonuses for any partially completed bonus periods through Executives termination date (at an assumed 100% on-target achievement of goal), less any applicable state and federal required withholding amounts and other lawful deductions, (2) pay Executive’s Base Salary at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 12 months from the date of Executive’s resignation or termination of employment, less any applicable state and federal required withholding amounts and other lawful deductions, (3) pay bonuses (at an assumed 100% on-target achievement of goal) at the rate in effect at the time of Executive’s resignation or termination of employment for a period of 12 months from the date of Executive’s resignation or termination of employment (bonuses will be prorated for any partially completed bonus periods through the 12 month period from the date of Executive’s resignation or termination of employment), less any applicable state and federal required withholding amounts and other lawful deductions, and (4) if Executive elects to continue Executive’s health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following such termination or resignation of Executive’s employment, pay the same portion of Executive’s monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12 month period following the termination of Executive’s employment, (ii) the expiration of Executive’s continuation coverage under COBRA, or (iii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.
          (c) All benefits set forth in Sections 7(a) and 7(b) are collectively referred to as “Severance.” Subject to Executive’s compliance with Section 8(a) of this Agreement, Severance payments, other than COBRA premiums, shall be made by Company in one lump sum and shall be paid within thirty days of any such termination of employment.
          (d) In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event did not take place within one year following a Change in Control (as defined below), then Executive will receive immediate vesting with respect to the number of options that would have vested in accordance with Executive’s then-current stock option grants had Executive remained employed for an additional 6 months and, if applicable, the Company’s right of repurchase shall continue to lapse in accordance with Executive’s then-current restricted stock grants for a period of 6 months from the date of such termination or resignation of employment. In the event of Executive’s termination of employment as described in this subsection (d), the Executive’s then vested stock options shall be exercisable for 3 months after Executive’s date of termination. Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.

          (e) In addition to Severance, in the event that Company or a successor corporation terminates Executive’s employment for any reason other than Cause (as defined below) or if Executive resigns for Good Reason (as defined below) and either such event takes place within one year following a Change in Control (as defined below), Executive will receive immediate vesting with respect to all unvested stock options that are held by Executive and the Company’s right of repurchase shall lapse entirely with respect to restricted stock grants from the Company to Executive. In the event of Executive’s termination of employment as described in this subsection (e), the Executive’s then outstanding stock options shall be exercisable for 3 months after Executive’s date of termination. Notwithstanding the foregoing, in no case shall any option be exercisable after the expiration of its term.
          (f) For purposes of this Section 7, “Cause” means (i) any act of dishonesty taken by Executive in the course of performing Executive’s duties hereunder, (ii) Executive’s conviction of a felony, (iii) any act by Executive that constitutes material misconduct, (iv) repeated failures to follow the lawful, reasonable instructions of the Chief Executive Officer consistent with Executive’s duties hereunder, or (v) substantial and repeated violations of Executive’s fiduciary duties, responsibilities or obligations to Company.
          (g) For purposes of this Section 7, “Good Reason” means without Executive’s written consent, (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, other than where Executive is asked to assume substantially similar duties and responsibilities in a larger entity after a Change in Control; (ii) a reduction of Executive’s Base Salary or Target Bonus other than a one-time reduction that does not exceed twenty percent (20%) and that is also applied to all of Company’s Section 16 officers; (iii) Executive’s relocation to a facility or a location greater than 75 miles from Dublin, California. If Executive does not notify Company in writing that Executive believes a significant reduction of Executive’s duties, position or responsibilities has occurred pursuant to this Section 7 within 60 days of the event or occurrence that Executive believes to have resulted in such a significant reduction, then such reduction shall be deemed for purposes of this Agreement as not constituting Good Reason, as that terms is used in this Section 7. Disagreement as to the established performance criteria or goals set forth in good faith in a Target Bonus Schedule shall not be a basis for Good Reason resignation.
          (h) For purposes of this Section 7, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities and such change in ownership results in a broad management changes at Company; or (ii) the consummation of the sale or disposition by Company of all or substantially all of Company’s assets; or (iii) the consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
          (i) Notwithstanding the above, Company’s Chief Executive Officer reserves the right to make reasonable organizational structure changes reasonably commensurate with the position of Chief Executive Officer. Such changes may include the shifting or reassignment of divisional, geographic or team responsibilities among members of the executive team. Such changes are within the reasonable discretion of the Chief Executive Officer and shall not constitute Good Reason, as that term is used in this Section 7.
          (j) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

          (k) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment. To the extent Executive receives cash severance under any other Company plan, program, agreement, policy, practice, or the like, cash severance payments due to Executive under this Agreement will be correspondingly reduced. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
     8. Conditions to Receipt of Severance.
          (a) Separation Agreement and Release of Claims. The receipt of any Severance or other benefit pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers, and will contain No-Inducement, No-Solicit and Non-Compete terms consistent with this Agreement. No Severance will be paid or provided until the separation agreement and release agreement becomes effective.
          (b) Non-solicitation and other terms. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of Severance pursuant to Section 7, Executive agrees that as a condition to receipt of Severance, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will (i) not hire, solicit, induce, or influence any person to modify Executive’s employment or consulting relationship with the Company (the “No-Inducement”), (ii) not solicit, divert or take away or attempt to solicit, divert or take away the business of any customer or prospective customer of the Company (the “No-Solicit”), and (iii) not engage in work in the geographical area, as defined below, for the benefit of any business, in competition with the Company’s business (“Non-Compete”). If Executive breaches the No-Inducement, No-Solicit or Non-Compete, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately and shall be repaid to Company. Executive acknowledges that the time, geographic and scope limitations of my obligations under this section that are to be reflected in a separation agreement are reasonable, especially in light of the Company’s desire to protect its Confidential Information and the Severance and other benefits set forth herein, and that Executive will not be precluded from gainful employment if Executive is obligated not to compete with the Company during the period and within the geographical area. In the event the provisions of this section are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. The covenants contained in this section shall be construed as a series of separate covenants, one for each city, town, suburb and state within the geographical area. For purposes of this Section 8, “geographical area” shall mean (i) all cities, towns and suburbs in Executive’s state or province or territory of residence, (ii) all other states/provinces of the United States and Canada, and (iii) all other countries of the world; provided that, the Company currently markets its products via direct sales within each such country prior to the date of the termination of Executive’s relationship with the Company.
     9. Indemnification and Insurance. Executive will be covered under the Company’s insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company’s bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company’s standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.
     10. Confidential Information.
          (a) Company Information. The Executive will not, at any time, whether during or subsequent to Executive’s employment hereunder, directly or indirectly, disclose or furnish to any other person, firm or corporation, or use on behalf of himself/herself or any other person, firm or corporation, any confidential or proprietary information acquired by the Executive in the course of Executive’s employment with Company, including, without limiting the generality of the foregoing, product design, product roadmaps, future product plans, contractual details relating to current Company clients, buying habits of present and prospective clients of Company, pricing and sales policy, techniques and concepts, the names of customers or prospective customers of Company or of any person, firm or corporation who or which have or shall have treated or dealt with Company or any of its subsidiaries or affiliated companies, any other information acquired by the Executive regarding the methods of conducting the business of Company and any of its subsidiaries and/or affiliates, any information regarding the company’s methods of research and development, of obtaining business, of manufacturing, of providing or advertising products or services, or of obtaining customers, trade secrets and other confidential information concerning the business operations of Company or any company and/or entity affiliated with Company, except to the extent that such information is already generally known in the public domain or such disclosure is required by applicable law, rule, or regulation, or by any governmental agency or authority or other recognized subpoena power.
          (b) Former Employer Information. Executive agrees, during employment with Company, not to improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
          (c) Third Party Information. Executive recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out work for the Company consistent with Company’s agreement with such third party.
          (d) Assignment of Inventions. Executive agrees to promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of the Company and hereby assigns to the Company, or its designee, all right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of Company (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with Company and which are protectible by copyright are “works made for hire” as that term is defined in the relevant copyright act.
          (e) Inventions Retained and Licensed. Executive has attached hereto, as Schedule B, a list of all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with Company (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to Company’s proposed business, products or research and development, and which are not assigned to Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with Company, Executive incorporates into a Company product, process or machine a Prior Invention owned by Emoloyee or in which Executive has an interest, Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Prior Invention as part of or in connection with such product, process or machine.
          (f) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the term of my employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times.

          (g) Patent and Copyright Registrations. Executive agrees to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Company as above, then Executive hereby irrevocably designate and appoint Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.
          (h) Return of Company Documents. Executive agrees that, at the time of leaving the employ of Company, Executive will deliver to Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to Executive’s employment with Company or otherwise belonging to Company, its successors or assigns.
     11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chief Executive Officer
Taleo Corporation
4140 Dublin Boulevard
Dublin, Ca 94568
United, States
If to Executive:
at the last residential address known by the Company as provided by Executive in writing.

     13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
     14. Arbitration.
          (a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in the county of Taleo US headquarters and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy unless such policy is in conflict with the explicit terms of this Agreement, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation, noninducement or Labor Code §2870.
          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the

workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
     15. Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments due to Executive pursuant to this Agreement or otherwise will not be paid during the six-month period following Executive’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Executive to incur an additional tax under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to Executive pursuant to this Agreement or otherwise during the first six (6) months after Executive’s termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s termination. Thereafter, payments will resume in accordance with the applicable schedule set forth in this Agreement.
     16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto. Executive agrees to work in good faith with the Company to consider amendments to this Agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to Executive of payments or benefits under this Agreement. Notwithstanding the foregoing, this Agreement will be deemed amended, without any consent required from Executive, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments under this Agreement to Executive. The parties agree to cooperate with each other and to take reasonably necessary steps in this regard.
     17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     18. Survival. The Company’s and Executive’s responsibilities under Sections 10 and 14 and all other provisions intended by their terms to survive the termination of this Agreement will survive the termination of this Agreement.
     19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     22. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     23. Counterparts. This Agreement may be executed in counterparts, and may be exchanged by fax or electronically scanned and emailed copies. Each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
     24. Parachutes. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net-after tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net-after tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, and only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced in such order and as to such type thereof as directed by Executive.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TALEO CORPORATION

By:	/s/ Michael Gregoire	Date: August 4, 2006

Name:	Michael Gregoire

Title:	President and Chief Executive Officer

EXECUTIVE:

	/s/ Katy Murray	Date: August 4, 2006

Name:	Katy Murray
[SIGNATURE PAGE TO KATY MURRAY EMPLOYMENT AGREEMENT]

Schedule A
Target Bonus Schedule
[Schedule to be separately executed and attached for each calendar year]

Schedule B
List of Prior Inventions, Designs and Original Works of Authorship

Title	Date	Identifying Number of Brief Description

  ✓   No invention or improvements
___ Additional sheets attached

Signature of Executive:	/s/ Katy Murray

Printed Name of Executive:	Katy Murray

Date:	August 4, 2006